UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 17, 2007

CHINA AUTOMOTIVE SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

000-33123
(Commission File Number)
Delaware	33-0885775
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

No. 1 Henglong Road, Yu Qiao Development Zone
Shashi District, Jing Zhou City
Hubei Province
People’s Republic of China
(Address of principal executive offices, with zip code)

(86) 716-832-9196
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

Pursuant to our Standby Equity Distribution Agreement (“SEDA”) dated March 20, 2006, we sold 108,121 shares of common stock to Cornell Capital Partners, LP (“Cornell Capital”) on January 17, 2007.  In accordance with the SEDA, the number of shares was calculated as $1,200,000 divided by $11.0987. We selected $1,200,000 as the gross advance for this particular SEDA transaction. The $11.0987 price per share was calculated, under the SEDA, by multiplying $11.2677, the lowest daily volume weighted average price (as quoted by Bloomberg L.P.) in the five-day trading period from January 4, 2007 to January 10, 2007, with the trading days on which the daily volume weighted average price was below $11.20 (the Minimum Acceptable Price set in the Advance Notice) excluded, by 98.5%. From the indicated $1,200,000 gross advance, we actually received cash proceeds of $1,145,500, net of a 4.5% retainage fee of $54,000 and a $500 structuring fee.

On December 18, 2006, we also sold 183,530 shares of common stock to Cornell Capital Partners, LP (“Cornell Capital”). In accordance with the SEDA, the number of shares was calculated as $2,000,000 divided by $10.8974. We selected $2,000,000 as the gross advance for this particular SEDA transaction. The $10.8974 price per share was calculated, under the SEDA, by multiplying $11.0634, the lowest daily volume weighted average price (as quoted by Bloomberg L.P.) in the five-day trading period from December 7, 2006 to December 13, 2006, by 98.5%. From the indicated $2,000,000 gross advance, we actually received cash proceeds of $1,909,500, net of a 4.5% retainage fee of $90,000 and a $500 structuring fee.

We have stated in a SEC registration statement that the 1.5% discount and the 4.5% retainage fee constitute underwriting discounts. The 108,121 shares and the 183,530 shares of common stock were issued to Cornell Capital pursuant to the Securities Act Section 4(2) registration exemption.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 19, 2007	By:	/s/ Hanlin Chen
Hanlin Chen
President and Chief Executive Officer